UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2016 (August 3, 2016)

JM GLOBAL HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-37513	47-3709051
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1615 South Congress Avenue Suite 103 Delray Beach, Florida	33445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (561) 900-3672

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 3, 2016, Shifu Zhao resigned as a Class I director of JM Global Holding Company (the “Company”) to pursue other professional interests.

(d) On August 3, 2016, the board of directors (the “Board”) of the Company appointed Xiaoguang Liu as a Class I director to serve until the 2016 annual meeting of stockholders.

Xiaoguang Liu, age 52, has served as a professor in the Tianjin University of Science and Technology since October 2009. From April 2006 until August 2009, Dr. Liu served as a post-doctoral associate in the Department of Biology of Texas A&M University and from March 2002 until January 2006 he served as a post-doctoral associate in the Department of Medicine of the University of Illinois at Chicago. Dr. Liu received his bachelor degree from Jiangxi Agricultural University, his master degree from Zhejiang Agricultural University and his doctorate from the University of Arizona. The Company believes Dr. Liu is well qualified to serve as a member of the Board because his clinical and technical background adds to, and rounds out the experience of, the Board.

There are no arrangements or understandings between Dr. Liu and any other persons pursuant to which Dr. Liu was appointed as a director of the Company. In addition, there are no family relationship between Dr. Liu and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Furthermore, since the inception of the Company, there have been no transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Dr. Liu had or will have a direct or indirect material interest, and there are currently no such proposed transactions.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2016

JM GLOBAL HOLDING COMPANY

By:	/s/ Tim Richerson
Name: Tim Richerson
Title: Chief Executive Officer

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